Land Transfer Contract

Party A (the transferor): Longsheng Village Committee
Party B (the transferee): Xiue Li
Due to production and management needs, both parties hereby enter into a contract according to all relevant laws, rules.
1.	Transfer Use Purpose: Growing fruits and vegetables.
2.	Transfer Time Period: from 2005-03-01 to 2028-12-31.
3.	Transfer Fee Standard: calculate by the highest price in the following two terms.
(1) Calculate by corn average price in Dandong, < 0.6RMB/JIN, the rental is 350RMB/MU,  ≥0.65RMB/JIN, the rental is 400RMB/MU, ≥0.75RMB/JIN, the rental is 450RMB/MU,the lowest rental is 350RMB/MU.
(2) If within the range of Longjin, Longsheng, Longquan, there are two different lands that its area are over 40MU and its land rental prices are higher than the contract (base on the formal contract), calculate by the average price of the contract rental and the higher contract rental.
4.	Payment: Rental shall be paid once a year.
5.	Land Transfer Nature Situation:
Land Name	Location (No.)	Direction	Area	Note
Total 10878RMB	Building No.10		Actual Area 28.08MU Equall Shared Area 3.00(Mu) 31.08

6.	The Rights and Duties of Both Parties:
The Rights and Duties of Party A
(1)
Party A has the authority to obtain land transfer compensation rights, if Party B breaks the contract, Party A will terminate the contract and Party B shall take all responsibility of all loss and associated fees.

(2)	Party A cannot interfere with Party B’s normal production activities by any reason in the period of the contract, otherwise Party A shall compensate for Party B’s loss.
(3)	Party A will provide feasibility service for Party B, and also mediate disputes between Party B and the local villagers.
(4)
Party A enjoy the national land preferential policies in the period of land transfer, when nation make a requisition of land by performance relating to policies and rules, which cause Party B’s loss, Party A don’t have to take the responsibility, the property over the land and Party B’s interest from the national preferential policies and compensation belongs to Party B.

The Rights and Duties of Party B
(1)
Party B has the rights to obtain product income that occurred on the transferred land base on the contract, Party B can transfer the land only with Party A’s agreement, otherwise it is invalid, and will be regarded as breach of contract.

(2)	Party B can not change the land use nature and usage, cannot damage or sell the land in the period of the contract.
(3)	At the expiration of the contract, all the property built on the land will belong to Party B, Party B will give the land back to Party A.

(4)
Party B is forbidden to litter or dump rubbish within the range of Longsheng, Party B must dispose it in the indicated location of the village.  At the same time, Party B shall compensate doubled rubbish processing fees.

(5)	Party B shall pay all fees, include water, electricity, rental fees.
7.	Other Contract Terms:
During the period of the contract, if Party B cannot pay the full amount of the rent or engages in other breaches of contracts, Party A has the right to terminate the contract and handle with all property over the land and all deposit that used for recovery of the land.  Insufficiencies bshall be paid by the guarantor and Party B. Party A has the rights to receive surcharge if expiration of rental.
8.	The contract is made out in three originals on for each of Party A, Party B, Certificate Authority.

Party A (the transferor):	Party B (the transferee):

Certificate Authority:	Guarantor:

Issue Date:	Date of signature: